UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 18, 2005

INTERACTIVE BRAND DEVELOPMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20958	86-0519152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 SW 10th Street, Deerfield Beach, Florida 33442

(Address of Principal Executive Office) (Zip Code)

(954) 363-4797

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

Notice of Default Under Senior Securities: Series F Preferred Stock Redemption Notice

On December 15, 2004, Sandell Asset Management Corp. (“Sandell”), an investment advisor registered with the Securities and Exchange Commission under the Investment Advisor’s Act of 1940, on behalf of Castlerigg Master Investments, Ltd., a hedge fund managed by Sandell (“Castlerigg”), sent to Interactive Brand Development, Inc. (the “Company”) and Penthouse International, Inc. (“PHSL”) a notice of default by Interactive Brand Development, Inc. (the “Company”) related to the terms of the Company’s Series F convertible redeemable preferred stock owned by Castlerigg. The notice of default provided, in part, that “IBD has been and continues to be in default of its covenant under Section 4(q) of the Subscription Agreement” for failure to timely deliver a commitment letter for senior debt financing for Internet Billing Company, LLC (“iBill”) of up to $10,000,000. For the reasons discussed below, the Company believes that the basis for the alleged default is without merit.

The alleged default is in reference to Castlerigg claiming that IBD breached its covenant to the effect that the Company, on or before October 15, 2004, was to obtain a commitment letter for senior debt financing for iBill in the amount of up to $10,000,000 from a reputable financial institution not otherwise affiliated with the Company, which senior debt financing shall be conditional upon the completion of the iBill Acquisition and guaranteed by the Company. The notice further provided that “iBill and Media Billing Company, LLC guaranteed the full performance” of all of the Company’s obligations to Castlerigg and that “this letter also serves as a notice of claim under the Guarantee.” Under the Subscription Agreement and related agreements, such default, if not cured within 30 days of the notice of default, would have constituted a mandatory redemption event, entitling Castlerigg to request redemption of its Series F preferred stock.

As previously disclosed, the Company had agreed to acquire from PHSL 100% of the equity of iBill and Media Billing (the “iBill Acquisition”). Although the Company and PHSL, on December 6, 2004, had mutually agreed in principle to terminate the iBill Acquisition, such termination was conditioned upon execution of definitive documentation and securing the consents of the certain investors, including Castlerigg, as discussed further below. Accordingly, notwithstanding the Company’s and PHSL’s intent to terminate the iBill Acquisition, the Company continued to have an obligation to obtain the commitment letter for the line of credit in accordance with the Subscription Agreement with Castlerigg.

In respect of Castlerigg’s December 15, 2004 notice of breach, the Company understands the following: On September 10, 2004, iBill received a letter from International Investment Group (“IIG”) that IIG would provide a line of credit of up to $5 million to iBill. IIG is a New York based hedge fund. In addition, on or about October 19, 2004, iBill completed and funded a $750,000 secured loan with an unaffiliated third party. On November 16, 2004, Castlerigg was notified that iBill had received the September 10, 2004 IIG letter, as well as the proceeds of the $750,000 loan. The Company was also advised that on December 31, 2004, iBill entered into a 90 day $2.0 million line of credit facility with IIG. In addition, on January 12, 2005, PHSL announced that iBill had entered into the line of credit with IIG and had drawn down the entire $2 million from the line of credit on December 31, 2004. The purpose of the line of credit and loan was to provide iBill with additional working capital. Representatives of PHSL have advised the Company that PHSL believes that IIG is prepared to extend such credit facility beyond March 31, 2005, if and when PHSL is able to pledge to IIG shares of Company common stock to be issued to PHSL, either upon the termination or consummation of the iBill Acquisition, as described below. As the Company does not have a beneficial ownership interest in iBill at this time and has not met or negotiated with representatives of IIG, the Company has relied upon representations made by the present beneficial owners of PHSL about these matters. There can be no assurance that the existing short-term iBill line of credit facility will be extended.

On January 15, 2005, the Company received a letter from Castlerigg alleging that the Company has “failed to cure the Mandatory Redemption Event described in the December 15, 2004 Notice and the period for doing so has expired.” The January 15th letter set forth the position of Castlerigg that it is entitled to an immediate redemption pursuant to the Certificate of Designation of 32,500 shares of Series F preferred stock with an aggregate redemption value of $3.25 million. The letter also asserted that Media Billing and iBill are “unconditionally and primarily responsible on a joint and several basis” as guarantors for payment and performance of the Company’s redemption obligations.

The Company believes that it has complied with its obligation under the Subscription Agreement to deliver a commitment letter to Castlerigg and that Castlerigg has no basis under this provision of the Subscription Agreement on which to demand redemption of its Series F preferred stock. The Company understands that PHSL has notified Castlerigg of this position. Notwithstanding the Company’s position, Castlerigg may disagree and attempt to assert its rights under the terms of the agreements.

On January 18, 2005, the Company received a copy of an unsigned letter, dated December 15, 2004, from Thomas Sandell, CEO of Castlerigg, relating that “without our consent, the execution of the proposed termination agreement would constitute a breach of the warranties of IBD under the subscription agreement executed by us and IBD (f/k/a Care Concepts, Inc.) as of September 28, 2004.” On January 18, 2005, the Company was advised that Castlerigg would not, under any circumstances, consent to the execution of a termination agreement or consent to an extension of the January 21, 2005 closing date for the iBill Agreement.

In Item 1.02 of the Company’s Form 8-K dated December 6, 2004, the Company disclosed that “as a result of the Company’s desire to retain its AMEX listing and certain recent adverse developments in the iBill business, on December 6, 2004, the Company and PHSL mutually agreed to terminate the [iBill Acquisition] agreement and cancel the proposed iBill acquisition.” The Company and PHSL agreed to the terms of the termination agreement related to the termination of the iBill Acquisition, but such terms were not reduced to writing and were not executed by the parties. In Item 1.02 of the Company’s Form 8-K dated December 6, 2004, the Company disclosed that the “termination and settlement is subject to the execution of a definitive settlement and termination agreement between the parties, and obtaining the consent of the holders of the convertible securities described below.” Further, in a press release issued by PHSL on December 14, 2004, PHSL reported that “[c]onsummation of the termination agreement is subject to certain conditions, including completion of final agreements and the approval of holders of IBD 10% notes and shares of Series E preferred stock, Series F preferred stock and Series G preferred stock.” Inasmuch as the Company (i) did not execute an agreement with PHSL to terminate the iBill Acquisition, (ii) fully disclosed that any such termination was subject to the prior approvals of holders of certain convertible securities, including the holders of the Series F preferred stock, and (iii) as discussed further below, intends to consummate the iBill Acquisition prior to the close of business on January 21, 2005, the Company believes that no default has occurred, and Castlerigg has no present right of redemption under the terms of the agreements.

Exercise of Option by Bell/Staton Group

On December 31, 2004, a $2 million promissory note issued by the Company in favor of affiliates of Marc H. Bell and Daniel Staton (“Bell/Staton Group”) matured. The note was not paid. The note was secured by 48,500 shares of Penthouse Media Group, Inc. (“PMG”) owned by the Company as a result of its October 19, 2004 purchase of 39.3% of PMG from the Bell/Staton Group. The Bell/Staton Group, as holder of the note, exercised the option to purchase the stock for $1.00 per PMG share and the Bell/Staton Group delivered the aggregate exercise price of $48,500 to the Company. As a result, the company now owns 347,000 shares of PMG representing approximately 34.7% of PMG. As a result of the option being exercised, the Company is no longer liable to the Bell/Staton Group for the $2 million note, there is no continuing liability, and no additional shares serve as collateral to the Bell/Staton Group.

Acquisition of Internet Billing Company LLC (“iBill”)

On July 30, 2004, as disclosed on Form 8-K dated July 30, 2004, the Company entered into an agreement to acquire iBill from PHSL in exchange for Company securities convertible into 49.9% of the Company’s fully-diluted common stock.

On September 20, 2004, as disclosed on Form 8-K dated September 20, 2004, the Company received a notice from the AMEX of its intention to delist the Company’s common stock from trading on the AMEX. The delisting notice stated, among other things, that the Company failed to furnish certain necessary information to the AMEX concerning iBill, and that the iBill Acquisition raised certain public interest concerns. On September 23, 2004, the Company agreed to rescind the closing of the iBill acquisition. However, the iBill Stock Purchase Agreement continued to remain in full force and effect. As a result of the Company’s agreement to rescind the closing of the iBill acquisition, pending the resolution of all continued listing eligibility requirements and AMEX approvals, the staff of the AMEX withdrew its notice of intent to delist the Company’s securities.

In October 2004, the Company acquired a 39.3% minority interest in PMG from the Bell/Staton Group and issued $9.525 million of 10% notes due September 15, 2009 (“10% Notes”), 35,000 shares of Series E convertible preferred stock, 54,500 shares of Series F convertible preferred stock and 45,000 shares of Series G convertible preferred stock (collectively, the “Transaction Securities”). The Company issued these securities, which remain held in escrow, in exchange for the cash used to acquire the 39% minority interest in PMG. The Series E convertible preferred stock investor is Monarch Pointe Fund Ltd. The Series F convertible preferred stock investors are Castlerigg and Vestcap International Management Ltd. (“Vestcap”). The Series G convertible preferred stock investor is GMI Investment Partners. The reason for the issuance of the notes and three different series of convertible preferred stock in exchange for the cash used to acquire the 39.3% minority interest in PMG was the different needs of the respective investors. As part of its disclosure of these transactions in its Form 8-K dated October 19, 2004, the Company also disclosed that, if for any reason, the AMEX would not approve by January 21, 2005 a listing application for the shares to be issued in the iBill Acquisition, “the Company would nevertheless close the iBill Acquisition, withdraw from the AMEX and seek to re-list its common stock on the NASDAQ Stock Exchange or the NASD OTC-Bulletin Board. There can be no assurance that the Company will be able to qualify for listing” on NASDAQ or the OTC-Bulletin Board. As of the date hereof, the Company has not submitted, but intends to submit, a listing application for shares of common stock to be issued in the iBill Acquisition. As currently constituted, closing the iBill Acquisition on January 21, 2005 only would involve the issuance of shares of Series D convertible preferred stock.

In anticipation of the acquisition of iBill and to collateralize the Company’s obligations under the $9.525 million of the Company’s 10% Notes and its Series F preferred stock, PHSL and iBill granted to the holders of such 10% Notes and Series F preferred stock subordinated liens and security interests on the iBill equity and assets totaling $14.975 million.

On December 6, 2004, as disclosed on Form 8-K dated December 6, 2004, the Company and PHSL mutually agreed in principle to terminate and cancel the proposed iBill acquisition as a result of the Company’s expressed desire to retain its AMEX listing and certain recent adverse developments in iBill’s business. The termination and settlement was subject to the execution of a definitive settlement and termination agreement between the parties, and obtaining the consent of the holders of the Transaction Securities, described above. As part of the contemplated termination of the iBill acquisition, the Company proposed to issue to PHSL a total of 20,000 shares of the Company’s Series D preferred stock, convertible into 20.0 million shares of the Company’s common stock, subject to shareholder and AMEX approval, and pay to PHSL an additional $1.0 million by 2009, in consideration of the subordinated liens and security interests described above, which facilitated the Company’s ability to complete its previously disclosed $16.475 million private placement and related purchase of an equity interest in PMG. In connection with the proposed termination and settlement, PHSL and Media Billing also agreed to forgive $500,000 of indebtedness owed by the Company to Media Billing. The Company and PHSL have not executed a definitive settlement and termination agreement.

As of the date hereof, the Company has not obtained the consents that would be required for the Company to effect the proposed termination agreement with PHSL. Further, and as discussed above, the Company believes that it cannot obtain the consents required to effect the proposed termination agreement with PHSL because Castlerigg has expressly refused to provide such consent. Additionally, as of the date hereof, the Company has sought but has not been able to obtain an extension of the closing of the iBill Acquisition from the holders of the outstanding Transaction Securities. The Company believes that it cannot obtain the consents required to obtain an extension of the closing of the iBill Acquisition, and further believes that it would not be in the Company’s business interest to pursue an extension of the January 21, 2005 closing date. Accordingly, pursuant to the terms of the amended Stock Purchase Agreement dated August 31, 2004, filed as Exhibit 10.2 to the amended Form 8-K dated July 30, 2004 and filed September 2, 2004, the Company, through its Board of Directors believes that it is contractually obligated to close the iBill Acquisition by January 21, 2005.

Further, if the Company fails to close the iBill transaction by January 21, 2005, the Company will be in material breach of covenants set forth in the Subscription Agreements, 10% Notes and Certificates of Designations relating to its Series E preferred stock and Series F preferred stock entered into in connection with the October 19, 2004 private placements. The consequences to the Company of failing to close the iBill transaction on or before January 21, 2005 include that Castlerigg and Vestcap, as holders of $5.450 million of the Company’s Series F preferred stock, as well as the holders of $9.525 million of Company 10% notes due 2009 may foreclose on the Company’s interest in PMG and take possession of the collateral, and could foreclose on the assets of iBill. (Media Billing is a 99.5% subsidiary of PHSL and Media Billing LLC is the sole member of Internet Billing Company, a Georgia LLC.) Additionally, failure to close the iBill Acquisition could result in the Company being obligated to pay up to $16.45 million to investors in the Company’s 10% notes due 2009, Series E preferred stock and Series F preferred stock. However, by closing the iBill Acquisition pursuant to the terms of the iBill Stock Purchase Agreement, the Company believes that it will be in compliance with its contractual covenants to such investors and will not be obligated to issue to PHSL a total of 20,000 shares of its Series D preferred stock, convertible into 20.0 million shares of its common stock or pay to PHSL an additional $1.0 million by 2009 pursuant to the proposed settlement and termination agreement.

There were two principal reasons for the initial decision by the Company’s Board of Directors in early December 2004 to seek to terminate the contemplated iBill Acquisition. As noted above, one principal reason was IBD’s previous disclosure, in its Form 8-K dated December 6, 2004, of “certain recent adverse developments in the iBill business” between October 2004 and early December 2004. Those adverse events resulted primarily from the termination of iBill’s transaction processing agreement with First Data Corporation (“First Data”) and the withholding by First Data of certain monies owed to iBill. The termination of the transaction processing agreement with First Data resulted in the loss of all United States transaction processing by iBill of VISA credit card transactions, which represented the majority of the iBill revenues. The other principal reason was the Company believed that termination of the iBill acquisition would enable the Company to remain listed on the AMEX.

The Company understands that on or about December 15, 2004, iBill met with VISA USA in connection with certain new domestic processing systems being marketed by iBill that were designed to replace processing capabilities lost in September 2004 in connection with the expiration of the First Data contract. iBill was informed by VISA USA that the new process that iBill was marketing for third-parties was compliant with VISA USA by-laws, as a result of which iBill has resumed processing VISA USA credit card transactions. In addition, and as discussed above, on December 31, 2004, iBill obtained a line of credit for $2.0 million from IIG, a non-affiliated lender to improve its liquidity. Further, and as represented to the Company by PHSL in January 2005, iBill and First Data reached preliminary agreement, subject to documentation and general releases, to settle disputes related to deposits held by First Data. In exchange for general releases, iBill would receive cash compensation from First Data. The parties have exchanged drafts of a settlement agreement and are negotiating the amount of compensation that iBill will receive.

Based on the above recent developments regarding iBill that the Company perceives as positive and potentially favorable to the business of iBill and the potentially negative consequences to the Company, as described above, resulting from defaults to holders of its Transaction Securities if the iBill Acquisition is not consummated by January 21, 2005, on January 18, 2005, the Board of Directors of the Company determined it to be in the best interests of the Company and its shareholders to consummate the iBill Acquisition. As of the date hereof, the Board of Directors and counsel to the Company are seeking to confirm independently the recent developments at iBill that the Company regards as positive and favorable to its business. The Company intends to confirm these developments about iBill prior to closing the iBill Acquisition.

For further information regarding iBill, the Transaction Securities and certain factors that may affect the Company's future results, please see the Company's Current Report on Form 8-K, dated October 19, 2004.

Additionally, the Company has previously disclosed and reported its intent to acquire XTV Investments, LLC and its majority owned subsidiary XTV, Inc. (“XTV”). Pursuant to the terms of the non-binding letter of intent, the Company would acquire 99% of the equity of XTV Investments in exchange for 25,000,000 shares of the

Company’s common stock, $2.0 million in cash and $12.5 million in the form of the Company’s 6% note due as to principal on December 31, 2009. In addition, the Company would issue 25,000,000 additional shares of common stock that would be subject to forfeiture by the owners of XTV Investments if the XTV and Nexcend businesses fail to achieve certain revenues and cash flow over the next three fiscal years. Consummation of the Company’s proposed acquisition of the equity of XTV Investments is subject to certain conditions, including execution of definitive agreements, the Company’s receipt of a fairness opinion from an independent investment banker and the approval of the holders of a majority of the Company’s outstanding common stock. There are no assurances that the Company will be able to raise the cash to effect the proposed XTV transaction, that the Company will receive a fairness opinion from an independent investment banker or obtain the approval of the holders of a majority of the Company’s outstanding common stock. Additionally, the Company understands that the majority shareholder of XTV Investments is a beneficial owner of the Company’s Series G Preferred stock, and any transaction to acquire XTV may be deemed a related-party transaction. As noted above, the consummation of the XTV transaction is subject to, among other things, execution of definitive documentation, which the Board of Directors of the Company will review and approve prior to such execution.

On January 21, 2005, and for the reasons stated above, the Company and PHSL intend to close the iBill Acquisition. Pursuant to the terms of the iBill Purchase Agreement, as currently constituted, PHSL shall receive, in exchange for 100% of the equity of Media Billing and iBill, 330,000 shares of Company Series D preferred stock at $100 per share convertible into 49.9% of the fully diluted shares of the Company’s common stock, estimated to be an aggregate of 102.7 million shares. There can be no assurance that the iBill Acquisition will close on January 21, 2005. As discussed above, failure to close the iBill Acquisition by such date will result in a default on the Transaction Securities and could result in the Company potentially losing all or part of its primary asset – its 34.7% interest in PMG.

The immediate convertibility of the Series D preferred stock, as well as the previously issued 10% notes, Series E preferred stock, Series F preferred stock and Series G preferred stock (all of which securities are convertible into approximately 175.0 million shares of Company common stock) are conditioned upon the Company’s amending its Certificate of Incorporation to increase its authorized common stock from 30.0 million shares to 400.0 million shares. The Company intends to effect such amendment to its Certificate of Incorporation by calling and holding a shareholders’ meeting or by obtaining the written consent of holders of a majority of its outstanding shares of common stock, filing a Form 14C Information Statement with the SEC, and upon effectiveness thereof, mailing the same to its stockholders.

Pending AMEX Delisting

In a Form 8-K dated January 10, 2005, the Company disclosed that it had received a second delisting notice from the AMEX. In that Form 8-K, the Company disclosed that it intended to file an appeal of the staff’s decision to commence delisting procedures. On January 18, 2005, the Company advised the AMEX that the Company would not be able to obtain all the consents necessary to terminate the iBill Acquisition or to extend the closing date of the iBill Acquisition. The Company further advised the AMEX that the Board of Directors, for the reasons set forth above, had authorized the Company to proceed with completing the iBill Acquisition. Based on this oral disclosure, the staff immediately halted trading pending disclosures by the Company related to the iBill Acquisition. Also, on January 18, 2005, following the AMEX staff’s halt of trading in the company’s common stock, the Company filed a notice of appeal. On January 19, 2005, the AMEX notified the Company that it had received the Company’s request for an oral hearing, and that the AMEX staff, within the next two weeks, would inform the Company of the date and time of the hearing. There are no assurances that the Company’s appeal will be successful or that the AMEX will permit the Company’s stock to resume trading prior to a decision from the AMEX Listings Qualifications Panel.

In the Form 8-K dated January 10, 2005, the Company disclosed that it believed the AMEX Staff “may have based certain conclusions addressed in the January 10th delisting notice on incomplete or unclear information and, as a result, may have initiated the delisting procedures without the benefit of certain facts.” The Company understands that the AMEX Staff disagrees with this characterization and had information, based on available public disclosures filed by the Company and PHSL, upon which to base its decision to initiate delisting proceedings.

The Company recognizes that consummation of the iBill Acquisition and the issuance of the Series D preferred stock in connection therewith may be interpreted to be a reverse acquisition that would require the Company to meet AMEX initial listing standards. As of this date, the Company does not believe that it would meet those initial listing standards, in part because of the most recent price of shares of the Company’s common stock. Further, the Company acknowledges that consummation of the iBill Acquisition without AMEX approval or stockholder approval could constitute a violation of the AMEX listing agreement. As of this date, the Company has not obtained AMEX approval or stockholder approval of the iBill Acquisition and the shares to be issued in connection with the iBill Acquisition.

As disclosed in the Form 8-K dated January 10, 2005, the Company, to the extent possible, will attempt to address, clarify and correct the matters and actions that gave rise to the delisting notice. The Company has yet to determine whether any or all corrective measures would have a material adverse effect on the Company’s business. Even if the Company corrects all matters and actions, there is no assurance that the appeal will be successful. Unless the AMEX is prepared to permit the Company’s common stock to resume trading following the filing of this Form 8-K, any other disclosures that the Staff may deem appropriate and any information that the Staff may request about the transactions referenced herein, the Company may voluntarily withdraw its notice of appeal. If the Company were to voluntarily withdraw its notice of appeal, which would result in the AMEX delisting the Company’s common stock, the Company would seek to list its common stock on NASDAQ or the OTC Bulletin Board, but no assurance can be made that the Company would be able to qualify its common stock for listing on NASDAQ or publication of quotations for trading on the OTC Bulletin Board, in which event, the Company’s common stock would trade on the over-the-counter market with quotations published in the pink sheets.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit

Description

99.1

Press Release dated January 21, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Interactive Brand Development, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERACTIVE BRAND DEVELOPMENT, INC.

By:	/s/ STEVE MARKLEY
Steve Markley Chief Executive Officer

Date:  January 21, 2005

EXHIBIT INDEX

Exhibit

Description

99.1

Press Release dated January 21, 2004